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TERRACE HOLDINGS, INC.
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EXHIBIT 11
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
                                                                           June 30,
                                                                    1 9 9 7        1 9 9 6
                                                                    -------        -------
Average Shares Outstanding Disregarding Potentially Dilutive
 Common Stock Purchased Warrants                                   4,306,400      3,312,500

Assuming Conversion of Warrants [1]                                       --             --
                                                                  ----------     ----------

Common Shares Outstanding                                          4,306,400      3,312,500
                                                                  ==========     ==========

[Loss] for Fully Diluted Calculations                             $ (200,371)    $ (420,427)
                                                                  ==========     ==========

[Loss] Per Common Share                                           $     (.05)    $     (.13)
                                                                  ==========     ==========
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[1] Class A and Class B warrants are excluded from the calculation as they are considered anti-dilutive. However, if effect was given to the exercise of all such warrants, common shares outstanding would have been increased by 1,981,250.